[1]

							OMB APPROVAL
OMB Number: 3235-0145
Expires: December 31, 1997
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							hours per form 14.90

					UNITED STATES
			SECURITIES AND EXCHANGE COMMISSION
				Washington, D.C. 20549

					SCHEDULE 13D

		Under the Securities Exchange Act of 1934
				(Amendment No. *)

						*
			ISG International Software Group Ltd.

						*

---------------------------------------------------------------------------

					Common Stock

						*
					  M5733B104

						*
		Gruber & McBaine Capital Management, L.L.C.
			50 Osgood Place, Penthouse
			 San Francisco, CA 94133
				(415) 981-2101

---------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

						*
		July 9, 1998

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



										SEC 1746 (12-91)

[2]
SCHEDULE 13D

CUSIP No. M5733B104							Page 2 of 15 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	GRUBER & McBAINE CAPITAL MANAGEMENT, L.L.C.
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/ X/
											(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	CALIFORNIA
---------------------------------------------------------------------------
NUMBER OF		7	SOLE VOTING POWER
SHARES			0
BENEFICIALLY	--------------------------------------------------
OWNED BY		8	SHARED VOTING POWER
EACH				249,100
REPORTING		--------------------------------------------------
PERSON		9	SOLE DISPOSITIVE POWER
WITH				0
			--------------------------------------------------
			10	SHARED DISPOSITIVE POWER
				249,100
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	249,100
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
	/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	2.95
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	OO
---------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!
INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

[3]
SCHEDULE 13D

CUSIP No. M5733B104							Page 3 of 15 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	JON D. GRUBER
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/ X/
											(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	AF, PF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	UNITED STATES
---------------------------------------------------------------------------
NUMBER OF		7	SOLE VOTING POWER
SHARES			73,300
BENEFICIALLY	--------------------------------------------------
OWNED BY		8	SHARED VOTING POWER
EACH				488,700
REPORTING		--------------------------------------------------
PERSON		9	SOLE DISPOSITIVE POWER
WITH				73,300
			--------------------------------------------------
			10	SHARED DISPOSITIVE POWER
				488,700
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	562,000
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
														/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	6.64
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	IN
---------------------------------------------------------------------------
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
		INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
	(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

[4]
SCHEDULE 13D

CUSIP No. M5733B104							Page 4 of 15 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	J. PATTERSON McBAINE
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/ X/
											(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	AF, PF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	CALIFORNIA
---------------------------------------------------------------------------
NUMBER OF		7	SOLE VOTING POWER
SHARES			2,900
BENEFICIALLY	--------------------------------------------------
OWNED BY		8	SHARED VOTING POWER
EACH				488,700
REPORTING		--------------------------------------------------
PERSON		9	SOLE DISPOSITIVE POWER
WITH				2,900
			--------------------------------------------------
			10	SHARED DISPOSITIVE POWER
				488,700
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	491,600
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
													/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	5.81
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	IN
---------------------------------------------------------------------------
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
		INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
	(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

[5]
SCHEDULE 13D

CUSIP No. M5733B104							Page 5 of 15 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	THOMAS O. LLOYD-BUTLER
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/ X/
											(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	AF
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	CALIFORNIA
---------------------------------------------------------------------------
NUMBER OF		7	SOLE VOTING POWER
SHARES			0
BENEFICIALLY	--------------------------------------------------
OWNED BY		8	SHARED VOTING POWER
EACH				488,700
REPORTING		--------------------------------------------------
PERSON		9	SOLE DISPOSITIVE POWER
WITH				0
			--------------------------------------------------
			10	SHARED DISPOSITIVE POWER
				488,700
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	488,700
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
														/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	5.78
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	IN
---------------------------------------------------------------------------
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
		INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
	(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

[6]
SCHEDULE 13D

CUSIP No. M5733B104							Page 6 of 15 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	LAGUNITAS PARTNERS, A California Limited Partnership
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/ X/
											(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	WC
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	CALIFORNIA
---------------------------------------------------------------------------
NUMBER OF		7	SOLE VOTING POWER
SHARES			0
BENEFICIALLY	--------------------------------------------------
OWNED BY		8	SHARED VOTING POWER
EACH				233,600
REPORTING		--------------------------------------------------
PERSON		9	SOLE DISPOSITIVE POWER
WITH				0
			--------------------------------------------------
			10	SHARED DISPOSITIVE POWER
				233,600
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	233,600
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
														/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	2.76
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	PN
---------------------------------------------------------------------------
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
		INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
	(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

[7]
SCHEDULE 13D

CUSIP No. M5733B104							Page 7 of 15 Pages

---------------------------------------------------------------------------
1	NAME OF REPORTING PERSON
	SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

	GMJ INVESTMENTS, L.P.
---------------------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/ X/
											(b)	/ /
---------------------------------------------------------------------------
3	SEC USE ONLY
---------------------------------------------------------------------------
4	SOURCE OF FUNDS*

	WC
---------------------------------------------------------------------------
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
	ITEMS 2(d) or 2(E)/ /
---------------------------------------------------------------------------
6	CITIZENSHIP OR PLACE OF ORGANIZATION

	CALIFORNIA
---------------------------------------------------------------------------
NUMBER OF		7	SOLE VOTING POWER
SHARES			0
BENEFICIALLY	--------------------------------------------------
OWNED BY		8	SHARED VOTING POWER
EACH				6,000
REPORTING		--------------------------------------------------
PERSON		9	SOLE DISPOSITIVE POWER
WITH				0
			--------------------------------------------------
			10	SHARED DISPOSITIVE POWER
				6,000
---------------------------------------------------------------------------
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	6,000
---------------------------------------------------------------------------
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
													/ /
---------------------------------------------------------------------------
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
	.07
---------------------------------------------------------------------------
14	TYPE OF REPORTING PERSON*
	PN
---------------------------------------------------------------------------
				*SEE INSTRUCTIONS BEFORE FILLING OUT!
		INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
	(INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

SCHEDULE 13D

CUSIP No. M5733B104							Page 8 of 15 Pages

ITEM 1.	SECURITY AND ISSUER.

This statement relates to shares of Common Stock (the "Stock") of ISG International Software Group Ltd. ("SISGF"). The principal executive office of SISGF is located at Industrial Park, Technion City, Haifa, Israel.


ITEM 2.	IDENTITY AND BACKGROUND.

The persons filing this statement and the persons enumerated in Instruction C of Schedule 13D and, where applicable, their respective places of organization, general partners, directors, executive officers and controlling persons, and the information regarding them, are as follows:

	(a)	Gruber and McBaine Capital Management, L.L.C. (LLC); Jon D.
Gruber (Gruber); J. Patterson McBaine (McBaine); Thomas O. Lloyd-Butler
(TLB); Lagunitas Partners, L.P., a California limited partnership (Lag); GMJ Investments, L.P., a California limited partnership (GMJ).

	(b)	The business address of LLC, Gruber, McBaine, Lag and GMJ is 50
Osgood Place, Penthouse, San Francisco, CA 94133.

	(c)	LLC is an investment adviser.  Gruber and McBaine are the
Managers of LLC and TLB is a member of LLC. Lag and GMJ are investment limited partnerships. LLC is the general partner of Lag and GMJ.

	(d)	During the last five years, none of such persons has been
convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

	(e)	During the last five years, none of such persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

	(f) All such persons are citizens of the United States of America.

SCHEDULE 13D

CUSIP No. M5733B104							Page 9 of 15 Pages

ITEM 3.	SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The source and amount of funds used in purchasing the Stock were as follows:


Purchaser			Source of Funds			Amount

LLC				Capital Under Management		$2,625,494
Gruber			Personal Funds				$720,357
McBaine			Personal Funds				$24,105
Lag				Working Capital			$2,325,402
GMJ				Working Capital			$62,236


ITEM 4.	PURPOSE OF TRANSACTION.

The sole purpose of the purchase of the Stock reported herein was and is for investment.


ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

The beneficial ownership of the Stock of the persons named in Item 2 of this statement is as follows at the date hereof:


		Aggregate
		Beneficially
		Owned			Voting Power		Dispositive Power
Name 	Number	Percent	Sole	Shared		Sole	Shared

Gruber 	562,000	6.64		73,300	488,700	73,300	488,700
McBaine 	491,600	5.81		2,900	488,700	2,900	488,700
Lag		233,600	2.76		0	233,600	0	233,600
GMJ		6,000	 .07		0	6,000	0	6,000
LLC		249,100	2.95		0	249,100	0	249,100
TLB		488,700	5.78		0	488,700	0	488,700

SCHEDULE 13D

CUSIP No. M5733B104							Page 10 of 15 Pages

The persons filing this statement effected the following transactions in the Stock on the dates indicated, and such transactions are the only transactions in the Stock by the persons filing this statement since January 30, 1998:

	Purchase				Number		Price	Broker
Name	 or Sale	Date	`		of Shares		Per Share	Used

Lag		P	1/30/98		20,000		13.60	SUNR
GMJ		P	1/30/98		1,500		13.60	SUNR
Gruber	P	1/30/98		1,500		13.60	SUNR
LLC		P	1/30/98		22,000		13.60	SUNR
Lag		P	2/12/98		9,000		13.50	SUNR
LLC	 	P	2/12/98		4,500		13.50	SUNR
Gruber	P	2/12/98		1,500		13.50	SUNR
LLC		P	2/12/98		4,000		12.65	INCA
Lag		P	2/20/98		38,000		12.63	BEST
LLC		P	2/20/98		48,500		12.63	BEST
Gruber	P	2/20/98		6,500		12.63	BEST
Gruber 	P	2/20/98		1,000		12.92	INCA
Lag		P	2/23/98		6,500		13.06	SUNR
LLC		P	2/23/98		23,500		13.06	SUNR
GMJ		P	2/23/98		1,000		13.06	SUNR
Gruber	P	2/23/98		14,000		13.06	SUNR
LLC		P	2/23/98		2,000		13.10	INCA
Lag		P	2/27/98		1,000		12.17	INCA
Lag		P	3/4/98		7,000		9.81		OPCO
LLC		P	3/4/98		6,500		9.81		OPCO
Gruber	P	3/4/98		1,500		9.81		OPCO
LLC		P	3/4/98		400			9.79		INCA
LLC		P	6/2/98		1,000		9.56		INCA
Gruber	P	6/2/98		500			9.56		INCA
LLC		P	6/2/98		2,500		9.63		OPCO
Lag		P	6/4/98		6,000		8.81		INCA
Gruber	P	6/4/98		1,500		8.81		INCA
LLC		P	6/4/98		2,500		8.81		INCA
LLC		P	6/5/98		5,000		8.79		INCA
Lag		P	6/9/98		12,000		9.25		OPCO
LLC		P	6/9/98		7,000		9.25		OPCO
Gruber	P	6/9/98		1,000		9.25		OPCO
Gruber	P	6/10/98		1,000		9.19		INCA
Lag		P	6/15/98		1,000		8.44		INCA
LLC		P	6/16/98		2,600		8.25		MHMY
Gruber	P	6/16/98		1,000		8.25		MHMY
LLC		P	6/16/98		1,500		8.23		INCA
Gruber	P	6/16/98		1,500		8.23		INCA
Lag		P	6/16/98		5,000		8.13		CHAS
Lag		P	6/16/98		10,000		8.19		OPCO
LLC		P	6/16/98		8,500		8.19		OPCO
GMJ		P	6/16/98		1,500		8.19		OPCO
Lag		P	6/17/98		3,500		8.50		BEST
LLC		P	6/17/98		1,500		8.50		BEST
LLC		P	6/17/98		1,000		8.44		INCA

SCHEDULE 13D

CUSIP No. M5733B104							Page 11 of 15 Pages


Gruber	P	6/17/98		1,000		8.44		INCA
Lag		P	6/18/98		12,000		8.50		OPCO
LLC		P	6/18/98		11,000		8.50		OPCO
Gruber	P	6/18/98		3,000		8.50		OPCO
Lag		P	6/19/98		1,000		9.06		INCA
Gruber	P	6/19/98		1,000		8.69		SUNR
Lag		P	6/22/98		5,000		8.63		SUNR
LLC		P	6/22/98		3,500		8.63		SUNR
Gruber	P	6/22/98		1,500		8.63		SUNR
LLC		P	6/22/98		2,000		8.99		INCA
Gruber	P	6/22/98		1,900		8.99		INCA
Lag		P	6/23/98		2,500		9.00		OPCO
LLC		P	6/23/98		2,500		9.00		OPCO
Lag		P	6/23/98		5,000		8.63		PRUB
LLC		P	6/23/98		3,500		8.63		PRUB
McBaine	P	6/23/98		500			8.63		PRUB
Gruber	P	6/23/98		1,000		8.63		PRUB
Lag		P	6/23/98		1,000		9.06		INCA
Lag		P	6/25/98		8,500		9.23		TSCO
Gruber	P	6/25/98		1,500		9.23		TSCO
LLC		P	6/25/98		2,500		9.23		TSCO
LLC		P	6/25/98		1,500		9.13		OPCO
Gruber	P	6/25/98		1,000		9.13		OPCO
Lag		P	6/29/98		1,500		10.25	HRZG
LLC		P	6/29/98		1,000		10.25	HRZG
Gruber	P	6/29/98		800			10.34	INCA
Lag		P	6/30/98		10,000		10.13	OPCO
LLC		P	6/30/98		13,500		10.13	OPCO
Gruber	P	6/30/98		1,500		10.13	OPCO
LLC		P	6/30/98		1,500		10.19	INCA
Gruber	P	6/30/98		800			10.19	INCA
Lag		P	7/1/98		3,500		10.13	NITE
LLC		P	7/1/98		9,500		10.13	NITE
LLC		P	7/1/98		3,000		10.27	INCA
LLC		P	7/2/98		2,000		9.75		INCA
LLC		P	7/9/98		2,000		8.87		INCA
Lag		P	7/10/98		2,000		8.13		MHMY
LLC		P	7/10/98		3,000		8.78		INCA
McBaine	P	7/10/98		500			8.78		INCA
Gruber	P	7/10/98		1,100		8.78		INCA
Lag		P	7/13/98		4,000		8.50		CHAS
LLC		P	7/13/98		4,600		8.50		CHAS
Gruber	P	7/13/98		1,000		8.50		CHAS
McBaine	P	7/13/98		400			8.50		CHAS
LLC		P	7/15/98		500			8.12		INCA
Lag		P	7/17/98		1,200		8.63		INCA
Gruber	P	7/17/98		1,000		8.63		INCA
Lag		P	7/20/98		3,500		8.38		INCA
GMJ		P	7/20/98		1,000		8.38		INCA
Gruber	P	7/20/98		1,000		8.38		INCA
Lag		P	7/21/98		3,000		8.20		INCA
Gruber	P	7/21/98		1,000		8.20		INCA
LLC		P	7/21/98		2,300		8.20		INCA
Lag		P	7/22/98		7,000		8.07		INCA

SCHEDULE 13D

CUSIP No. M5733B104							Page 12 of 15 Pages

LLC		P	7/22/98		6,000		8.07		INCA
McBaine	P	7/22/98		1,000		8.07		INCA
Gruber	P	7/22/98		1,200		8.07		INCA
Lag		P	7/23/98		9,000		8.13		TSCO
LLC		P	7/23/98		1,500		8.13		TSCO
Gruber	P	7/23/98		1,500		8.13		TSCO
GMJ		P	7/23/98		1,000		8.10		INCA
LLC		P	7/23/98		3,500		8.10		INCA
Lag		P	7/28/98		1,000		7.50		TSCO
LLC		P	7/28/98		1,000		7.50		TSCO
Gruber	P	7/28/98		500			7.50		TSCO
Lag		P	7/29/98		3,500		7.88		PENN
Gruber	P	7/29/98		1,000		7.88		PENN
McBaine	P	7/29/98		500			7.88		PENN
LLC		P	7/29/98		2,500		7.88		OPCO
Lag		P	7/30/98		3,000		7.69		INCA
LLC		P	7/30/98		6,000		7.69		INCA
Gruber	P	7/30/98		1,000		7.69		INCA
Lag		P	8/3/98		4,000		6.75		SHWD
Gruber	P	8/3/98		1,000		6.63		PENN
LLC		P	8/3/98		2,000		6.63		PENN
LLC		P	8/3/98		500			6.81		INCA
Lag		P	8/4/98		3,500		6.50		TSCO
Gruber	P	8/4/98		1,500		6.50		TSCO
LLC		P	8/4/98		2,000		6.50		NITE
LLC		P	8/5/98		1,500		6.92		PENN
Lag		P	8/5/98		5,000		6.92		PENN
Gruber	P	8/5/98		2,500		6.92		PENN
Gruber	P	8/5/98		5,000		6.88		OPCO
LLC		P	8/5/98		200			7.18		MONT
Lag		P	8/6/98		2,000		7.75		PRUB
LLC		P	8/6/98		2,000		7.75		PRUB
Gruber	P	8/6/98		1,000		7.75		PRUB
Lag		P	8/11/98		2,500		8.11		INCA
LLC		P	8/11/98		1,500		8.11		INCA
Gruber	P	8/11/98		2,000		8.11		INCA
Lag		P	8/12/98		3,900		8.71		INCA
Lag		P	9/1/98		6,500		7.08		INCA
LLC		P	9/1/98		5,000		7.08		INCA
Gruber	P	9/1/98		2,500		7.08		INCA
[Key to brokers used:]

BEST	Bear Stearns
CHAS	Charles Schwab
HRZG	Herzog Heine Geduld
INCA	Instinet
MHMY	M H Meyers
MONT	Nationsbank Montgomery Securities
NITE	Knight Securities
OPCO	Oppenheimer
PENN	Pennsylvania Merchant
PRUB	Prudential Bache
SHWD	Sherwood
SUNR	Sunrise Securities
TSCO	Troster Singer

SCHEDULE 13D

CUSIP No. M5733B104							Page 13 of 15 Pages


ITEM. 6.	CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH
RESPECT TO SECURITIES OF THE ISSUER.

LLC is the general partner of Lag, pursuant to limited partnership agreements. These agreements provide to the general partner the authority, among other things, to invest the funds of GMJ and Lag in the Stock, to vote and dispose of those securities and to file this statement on behalf of GMJ and Lag. Also pursuant to those limited partnership agreements, LLC is entitled to fees based on assets under management and realized and unrealized gain, if certain conditions are met. Pursuant to investment management agreements, LLC is authorized, among other things, to invest funds of their various investment advisory clients, and to vote and dispose of those securities. Such investment management agreements may be terminated by either party on thirty days' notice, and provide for fees payable to LLC based on assets under management and realized and unrealized gains, if certain conditions are met. Pursuant to authority granted to LLC orally and under a Power of Attorney, LLC is authorized, among other things, to invest funds of various relatives and affiliates of Gruber and McBaine. Such authority may be terminated at any time on notice and there are no fees payable to LLC for those services.


ITEM 7.	MATERIAL TO BE FILED AS EXHIBITS.

A.	Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G
	(previously filed).

SCHEDULE 13D

CUSIP No. M5733B104							Page 14 of 15 Pages


SIGNATURES

After reasonable inquiry and to the best of my knowledge, I certify that the information set forth in this statement is true, complete and correct.

DATED:	September 18, 1998

Jon D. Gruber

J. Patterson McBaine

Thomas O. Lloyd-Butler

Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine,
Manager

GMJ Investments, L.P., by J. Patterson McBaine, Manager of Gruber and McBaine Capital Management, L.L.C., General Partner

Lagunitas Partners, A California Limited Partnership, by J. Patterson McBaine, Manager of Gruber and McBaine Capital Management, L.L.C., General Partner

SCHEDULE 13D

CUSIP No. M5733B104						Page 15 of 15 Pages


EXHIBIT A

				 AGREEMENT REGARDING JOINT FILING
				OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of securities of SISGF. For that purpose, the undersigned hereby constitute and appoint Gruber & McBaine Capital Management, L.L.C., a California limited liability company, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present.

DATED:  September 18, 1998.

Jon D. Gruber

J. Patterson McBaine

Thomas O. Lloyd-Butler

Gruber and McBaine Capital Management, L.L.C., by J. Patterson McBaine,
Manager

GMJ Investments, L.P., by J. Patterson McBaine, Manager of Gruber and McBaine Capital Management, L.L.C., General Partner

Lagunitas Partners, A California Limited Partnership, by J. Patterson McBaine, Manager of Gruber and McBaine Capital Management, L.L.C., General Partner


2217-005:1008120


CSR\2217\029\1008120.01	9/22/98 12:16